Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-231039) and Form S-8 (Nos. 033-54411, 033-58921, 033-63979, 333-38707, 333-38709, 333-107370, 333-107371, 333-107372, 333-109814, 333-124495, 333-143897, 333-152508, 333-166832, 333-166836, 333-166837, 333-181221, 333-197631, 333-217534 and 333-226484) of Avery Dennison Corporation of our report dated February 23, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders for fiscal year ended January 1, 2022, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

February 23, 2022